EXHIBIT 10.7(c)

OTHER COMPENSATION FOR NON-EMPLOYEE DIRECTORS

The principal compensation arrangements and practices for the registrant's non-employee directors generally are governed by the registrant’s Director Policy. Relevant portions of the Director Policy are filed as a separate exhibit (listed as Exhibit 10.5(n) to the registrant’s annual report on Form 10-K for the fiscal year 2006). The registrant reimburses its directors for their expenses incurred in attending meetings. The registrant does not consider this to be compensatory. In addition, the following benefits have been approved by the Board as additional compensation to non-employee directors for service as a director:

1)	a personal account executive;

2)	a no fee personal checking account for the director and his or her spouse;

3)	a FirstCheck debit card;

4)	a no fee VISA card;

5)	no fee for a safe deposit box;

6)	no fee for traveler's checks and cashier's checks; and

7)

if the Board has authorized a stock repurchase program, the repurchase of shares of the registrant's common stock at the day's volume-weighted average price with no payment of any fees or commissions if the repurchase of the director's shares is otherwise permissible under the repurchase program that has been authorized.

Directors who are officers of the registrant are not separately compensated for their services as directors.